EXHIBIT 10(c)25

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

GEORGIA POWER COMPANY

Effective as of March 1, 2009, the following are the annual base salaries of the current Chief Executive Officer and Chief Financial Officer of Georgia Power Company and certain other current or former executive officers of Georgia Power Company who served as such during 2008.

Michael D. Garrett President and Chief Executive Officer	$695,402
Cliff S. Thrasher Executive Vice President, Chief Financial Officer and Treasurer	$296,484
Christopher C. Womack Executive Vice President of The Southern Company and Southern Company Services, Inc.	$363,651
James H. Miller, III President and Chief Executive Officer of Southern Nuclear Operating Company, Inc.	$455,803
Mickey A. Brown Executive Vice President	$363,253